Ex. 99-2


                                     OXIGENE

                         Moderator: Dr. Bjorn Nordenvall
                                November 1, 2001
                                  8:00 a.m. MT


Operator:

          Good day, and welcome to the Oxigene phase one clinical trial result conference call. Today's call is being recorded on Thursday, November 1st, 2001.

          With us from the company are the chairman and chief executive officer, Dr. Bjorn Nordenvall, and the chief scientific officer, Dr. Di Chaplin [sp]. Also participating in today's call is Dr. Scott Remick [sp], associated professor of medicine at the Ireland Cancer Center, at University Hospitals of Cleveland, and Case Western Reserve University School of Medicine in Cleveland, Ohio. I would now like to turn the conference to Tammy Bishop [sp], Oxigene's director of investor relations and corporate communications. Please go ahead.

Tammy Bishop:

          Thank you and good morning. Before we begin I would like to remind everyone that various remarks we make about future expectations, plans and prospects for Oxigene constitute forward-looking statements for purposes of the safe harbor provision under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important risk factors including those discussed in our Form 10K for the fiscal year ended December 31, 2000, and out other reports on file with the Securities and Exchange Commission.

          Let me outline the format for today's call. First, Dr. Nordenvall will briefly summarize the phase one clinical trial results and then he will turn the call over to Dr. Di Chaplan who will provide an overview of Oxigene's vascular targeting strategy. Dr. Remick will go into the results of his clinical trial in more detail and then we will take your questions. With that I will turn the call over to Dr. Nordenvall.

Dr. Bjorn Nordenvall:

          Thank you, Tammy. As I'm sure many of you saw yesterday morning we issued a news release announcing the successful completion of our phase one U.S. trials of Combridistatin A4 Pro Drug [sp] for the treatment of various assorted tumor cancers. These results were based on the clinical trial of 25 patients conducted at the University Hospital of Cleveland. Dr. Di Chaplan and I are extremely pleased to be joined on today's call by the trial's principle investigator, Dr. Scott Remick, associate professor of medicine at Case Western and program leader for the development therapeutics at Cleveland's Ireland Cancer Center.

          Before Dr. Scott Remick discusses his findings I will turn the call over to Dr. Di Chaplan who will take a moment to explain the importance of the phase one data to [unintelligible] Oxigene and discuss our vasculatory [unintelligible].

Dr. Dai Chaplan:

          Thank you, Bjorn. Oxigene's flagship compound, Combridistatin A4 Pro Drug [sp], was discovered by Dr. Bob Pettit [sp] from Arizona State University. Oxigene licensed the family of Combridistatin compounds from Arizona State University in 1997. Unlike their therapeutic counterparts, anti-antigenic agents [sp], which attempt to inhibit the formation of new blood vessels in a tumor, vascular targeting agents attack existing tumor vasculature that support the primary tumor mass. Oxigene has completed three phase one trials with Combridistatin A4 Pro Drug. The phase one clinical trial is designed to evaluate the safety and potential toxicities of the compound being evaluated to determine dosage tolerance and other factors that answer the question-can the drug be administered safely.

          In our phase one study of Combridistatin A4 Pro Drug researchers not only demonstrated that the drug can be administered safely; they also observed through magnetic resonance imaging a statistically significant reduction in blood flow within the tumor four to six hours after the infusion of Combridistatin A4 Pro Drug. Remember that Combridistatin A4 Pro Drug is the first vascular targeting drug to be tested in the human trial in the United States so to be able to generate these kind of results is a significant achievement.

          It is also critical to note that this blood flow reduction within the tumor occurred without the Cytotoxic [sp] side effects seen with traditional chemotherapy drugs. This leads researchers to believe that Combridistatin A4 Pro Drug will be able to work effectively in concert with other anti-cancer treatments. Our strategy is to develop a family of vascular targeting agents that attack the blood vessels that feed tumor cells. Combridistatin A4 Pro Drug represents the initial step in our core strategy. We believe that a vascular targeting agent approach to treatment will prove effective, more targeted, and therefore less toxic than traditional cancer therapies. It is our aim to rapidly accelerate clinical development of Combridistatin A4 Pro Drug with a phase 1B study in combination with chemotherapy or radiation and a phase two trial as a monotherapy.

          Now, I'd like to introduce Dr. Scott Remick of Case Western Reserve University School of Medicine.

Dr. Scott Remick:

          Thank you, Di. [break in audio] trial and as previously mentioned by Bjorn I am the PI of the study. I might also add that this was the first study conducted in the United States in patients with this agent and it laid the groundwork for another trial that was conducted at the University of Pennsylvania to start and Di can respond to questions regarding the other studies involved with this compound.

          This would be a good opportunity to walk you through our clinical trial and briefly highlight certain important clinical aspects of the study. First, our study objectives- our primary objective was to determine the MTD and I will reference that throughout the call. MTD stands for the Maximum Tolerated Dose of Combridistatin A4P when given as a single IV dose at three-week intervals. It's also pertinent to remind you that oftentimes when a drug is tested in humans for the first time you do need single dose pharmacokinetics.

          Secondary objectives included to determine both the toxicity and dose limiting toxicity of Combridistatin A4P to determine the plasma pharmacokinetics as I alluded to, to obtain preliminary efficacy data and importantly, which we'll also spend a little bit of time on the call which is quite interesting, is to evaluate the effects of Combridistatin A4P on tumor blood flow and cell adhesion molecules at the MTD when possible which substantiates the biological effect of the drug.

          In our trial we've enrolled a total of 25 patients- half of- 12 patients were males, 13 females, median age was 55 years of age. The majority of patients had good performance status. That is, they were physically doing reasonably well in terms of their cancer and how they were feeling on a day to day basis with ECOG [sp] performance status of zero or one. That's often a clinical designation. The majority of our patients also had received prior therapy. Only two patients of the 25 did not have any prior therapy.

          We had a very broad range of common cancer histologies on our trial that you normally see in a phase one trial with the exception of perhaps thyroid cancer where we had five patients. We had colon cancer, pancreatic melanoma, sarcoma, renal, lung, breast and so forth. And all of these patients had advanced disease.

          Our dose escalation proceeded over four dose levels. We had a starting dose of 18 milligrams per metered square given as an intravenous infusion for 10 minutes. The dose was escalated to 36 milligrams, 60 milligrams, 90 milligrams. We also expanded the 60 milligram cutwork to look at the drug given as a one-hour infusion. Overall we had 25 patients, as I stated, and they received a total of 107 cycles of treatment.

          I will briefly comment on some unique aspects on the clinical toxicity profile of the drug. It is important to emphasize that the drug did not appear to have the typical side effect profile that you see with cytotoxic agents. That is, there was no significant mylo [sp] suppression. There was no significant hair loss or stomatitis [sp] which is soreness of the mouth or diarrhea, gastrointestinal track problems per se. And the drug did appear to demonstrate a vascular profile that the drug was vascular active. We saw a variable symptom complex across all dose levels including hot flash, [break in audio], changes in blood pressure and heart rate and interesting tumor pain which might be reflective of the mechanism of action.

          Importantly,  we  decided to measure  blood  flow in our  patients  to actually prove proof of principle based on animal models we extrapolated into the clinic to try to obtain follow up MRI studies in our patients between four to six hours of dosing. In addition, we also collected plasma samples to look at various cell adhesion molecules which are molecules that we can measure in the plasma that may be indicative of endothelial cell injury, and endothelial cells are the lining cells of both normal and tumor blood vessels.

          Results with our MRI studies- six of seven patients we identified a significant reduction in tumor blood flow. This occurred in six out of seven patients and it ranged from 15 percent to approximately 50-55 percent reduction in tumor blood flow. Interestingly as well, we did confirm that we could measure a marker in the serum, that being intracellular cell adhesion molecule ICAM [sp] that insignificantly increased in patients when you compared a pre-treatment level to both the one-hour and 24-hour post treatment level, suggesting that the drug may be acting on endothelium causing endothelial injury.

          We did encounter dose limiting side effects, dose limiting toxicity. Two patients at the highest dose level- two patients out of three had some dose limiting toxicity. The first was an episode of shortness of breath and the other episode was a completely reversible episode of coronary vasospasm. We reduced to 60 milligrams also looking at a 10-minute and 60-minute infusion as I said at the outset. We had another patient that did have some pulmonary side effects with shortness of breath and tumor pain and subsequently respiratory strider [sp] and another patient that had cardiac eschemia that was entirely asymptomatic. I might add that all episodes of dose limiting toxicity were completed reversible and patients recovered without any significant [unintelligible].

          I touch briefly as well that given the vascular profile of this drug this is exciting to see that indeed based on the laboratory [unintelligible] studies and the clinical side effects that indeed it is possible to administer a drug systemically that does appear to act on the tumor vessels.

          Perhaps the most exciting aspect of our trial is that it is indeed unusual for a drug to enter the clinic for the very first time and to have evidence of clinical activity or efficacy. At our very first dose level, one patient with renal cancer had a freedom from progression of six months. Another patient at dose level two, the 36 milligram per metered squared level had a minor response, had a 34 percent reduction in tumor after two cycles, and these are patients that were heavily pretreated. At dose level three you have heard by now we had a patient with anaplastic [sp] thyroid cancer that has had a pathological complete remission. He remains alive now more than two years since completing Combridistatin therapy and is doing extraordinarily well.

          We had another patient on dose level three as well with mebullary thyroid cancer, a young woman, who had prolonged freedom from progression or stable disease at 12 months and at the highest dose level a patient did get dose reduced given the side effects we encountered in other patients. A woman with metastatic colon cancer had a prolonged freedom progression in excess of a year and a half. I think the observation about prolonged freedom of progression is certainly very very important to clinicians and to folks involved in treating cancer patients because it is clear that perhaps agents that are vascularly active or angiogenisis [sp]-- we might be looking at a new paradigm in the clinic where freedom from progression of disease may in fact be as important if not more important than an objective tumor response.

          So with that I think we can conclude from our study that the safety profile of Combridistatin A4P is consistent with an agent that is vascularly active and not cytotoxic. We clearly have demonstrable clinical efficacy seen early in the clinical development of this compound. The upper boundary of the maximum tolerated dose in our particular study approaches between 50 and 60 milligrams per metered squared on a single IV administration at three-week intervals and is consistent, which Di might be able to comment on, from observations on the other two phase one studies of this compound.

          Our MRI blood flow studies have confirmed an approximate 15 to 50 percent range of reduction in tumor blood flow that was statistically significant in six of seven patients. There was a statistically significant increase in serum ICAM pre- and post-treatment with CA4P which is indicative of endothelial cell injury and biological effect. And clearly, Combridistatin A4P from our vantage point is an attractive agent to combine with other antiangeogenisis agents,
          cytotoxic  agents  and  other  modalities,   perhaps  radiation,   and
          continued development of the compound is warranted to sort out the optimal dose and schedule as well. So thank you for asking me to participate in this call and I'll be glad to answer any questions.

Tammy Bishop:

          Thank you, Dr. Remick. Operator, would you please open the call up to questions?

Operator:

          Yes, ma'am. Thank you. Ladies and gentlemen, if you want to register a question for today's question-and-answer session you will need to press the one followed by the four on your pushbutton phone. You will hear a three-tone prompt acknowledging your request. If your question has been answered or you would like to withdraw your polling request, you may do so by pressing the one followed by the three. And if you are using a speakerphone, please pick up your handset before entering your request. Once again, ladies and gentlemen, if you do have a question, please press the one followed by the four. The first question is from Scott Herstin with U.S. Trust Company of Florida. Please go ahead.

Scott Herstin:

          Good morning, gentlemen. Thanks for the report. Nice to see a good flow of information again after a long drought. Would you be good enough, any of you, to lay out the plan going forward, mostly having to do with the timing of initiation of the 1B and of the phase two monotherapy and what can we expect for roll out, completion, et cetera. Not holding you to any dates obviously, but putting it in a timeframe for us.

Dr. Dai Chaplin:

          OK. I'll- I mean I've stated our plans are to move Combridistatin through the next phase of clinical trial. The primary emphasis will be on initiating a phase 1B on combination with existing chemotherapy. But in addition we plan, based on responses seen to date, to evaluate Combridistatin A4 Pro Drug as a monotherapy in at least one tumor type.

          We anticipate these trials will be initiated in 2002, next year. The exact timeframe and design of the trials will be defined clearly when we reviewed all the data available from BMS. We clearly- that data will be transitioned to us over the next few weeks and that will determine exact timing. But we anticipate that the trials will begin next year.

Scott Herstin:

          OK, thank you.

Operator:

          Your next question is from Warren Libman with Libman Consulting. Please go ahead.

Warren Libman:

          Yes. Gentlemen, thank you for taking my questions. I have several so I'll ask the questions all together and then you can answer them in any order you like. First question is I believe there was a Dr. Faulkner [sp] in this area, Miami area, who was also doing the same kind of research. Where does your company stand with regard to what they might be doing that was similar to what you're doing? And by the way, congratulations on your results. The other question I have is I think about a week ago Bristol Myers pulled away from your company and I think you indicated that you were looking for another company to participate with, perhaps for capitalization. Is there a problem with capitalization and how do you foresee what other company might be involved? Thank you.

Dr. Dai Chaplin:

          I think [unintelligible] the first question regarding people doing the same work. Our field is vascular targeting. Our major, if you like, the major players and the major competitors in this field now emerging are Astrozenica [sp] who have got an agent that works by a similar mechanism and also Aventis [sp]. There are no other compounds or agents near the clinic at the moment. There are vascular targeting agents and in fact both Astrozenica and Aventis are still behind us in terms of clinical development.

Dr. Bjorn Nordenvall:

          OK. And I could answer the second question which was with regard to Bristol Myers and our relationship with them and also if we are looking for new partners. And starting with Bristol Myers, the agreement was concluded because Combridistatin compounds were no longer consistent with Bristol Myers' strategic profile for the drug development and we were able to negotiate last week and have announced that we now have regained all the rights to this technology and we have started this week now to initiate discussions with potential new partners.

          So our primary focus right now within Oxigene is to do exactly what Di Chaplan here said. It's to move as quickly ourselves now into further clinical trials, phase two and also in combination and in parallel start discussions with the aim of finding a partner who will help us to take this drug and this technology forward in an aggressive way.

Warren Libman:

          Thank you.

Operator:

          Your next question is from James Ladoucer, a private investor. Please go ahead.

James Ladoucer:

          Hello. I have a question for Dr. Remick. You mentioned in your abstract that you have some evidence of cardio toxicity. How would you characterize this and how concerned are you that this could be a major problem for the compound?

Dr. Scott Remick:

          That's part of the reason behind doing a phase one trial is to determine what the side effect profile of any given agent is. Without going into a lot of details that we certainly shared at this meeting for purposes of brevity on the call, one of the episodes was an episode of coronary vasospasm which we think likely could be implicated or directly related to the drug. The second episode of cardiac eschemia- there are mitigating factors in terms of an elderly man that did indeed prove to have underlying cardiac disease and this has been encountered in another patient described in another trial, not of Combridistatin.

          So I think that the take home message that, you know, we have to learn about the side effect profile. We have to see if we can lessen the side effects and for that matter if we can manage or prevent the side effects, specifically cardiac toxicity. But from my vantage point as a clinical investigator and a cancer clinician, the activity that we've seen early in our phase one trial- I think we're obligated- it would be imperative to strategically continue to move forward and develop this drug because it appears to have early on significant clinical activity and certainly needs to be substantiated in future studies and similarly the side effect profile will be- will declare itself in future studies.

Dr. Dai Chaplin:

          If I can just add to that, Scott, I mean I think that if we look at the other studies that have been done with Combridistatin in all in the three studies we have included nearly 100 patients. We've had two instances of cardiac toxicity, both in the study in Cleveland, which Scott has reported in full today.

James Ladoucer:

          Thank you.

Operator:

          The next question is from Thomas Gordon, a private investor. Please go ahead.

Thomas Gordon:

          Hi. First of all, congratulations on the results. They're very exciting. In one of your- some of the recent press releases it was described as the termination with BMS as a setback for your company. I- my reaction was if Bristol Myers was not going to aggressively pursue development of Combridistatin, one of the results is that now you control your own destiny and that you can move this drug along much more aggressively. I guess my only concern- I wish- some of my comment on this is does your capital position put any limitations on that over the near term?

Dr. Bjorn Nordenvall:

          OK. I can answer that. Our cash position today is that we have $20 million U.S., about that in the bank. We expect the burn rate next year to be $10 million so we have about two years of cash. And the reason [unintelligible] is that we have a lean infrastructure and very controlled spending. And the way we see it right now is that we have now enough money to do exactly what you said, speed up the development. That-- what we also now have started already to do is to identify a new partner that could help us to achieve our goal.

Thomas Gordon:

          Thank you.

Operator:

          The next question is from Tom Brown, a private investor. Please go ahead.

Tom Brown:

          Hi, how are you? This question is for Dr. Remick. As you discussed in your results, you treated various types of cancers with CA4P. Going ahead- looking ahead in the future, do you see any types of candidate that would be better or would be more appropriate than others to treat in the phase 1B or in the phase two?

Dr. Scott Remick:

          Well, I think just in general you could almost argue as we're learning more and more about the implications of angiogenesis and cancer in general that you could argue that almost any solid tumor may be amenable to such an approach. Based on our early observations, not only in our study but I believe also the [unintelligible] study that Di might want to be able to comment on, there appears to be some activity early in the phase one setting in thyroid cancer and if our results are replicated this would be a major breakthrough for patients with thyroid cancer since there's really no effective therapy for those patients, certainly with the high grade form of the disease.

          I think that our observations in a woman with colon cancer and the fact that she had a 19 month freedom from progression is also a worthwhile observations, so that's a more common tumor site or primary site and there's a suggestion of a little bit of activity in other solid tumors. I think certainly Oxigene will be getting additional clinical data about efficacy in other tumor types as they launch their phase 1B studies and the plan is I think to look at this drug specifically as monotherapy in thyroid cancer.

Dr. Dai Chaplin:

          I'll just address it- I mean [break in audio] radiation. I think that that's the exciting area for it and that's applicable to all tumor types. I think what surprised us in this phase one study is the fact that we have seen activity as a single agent in certain tumor types and I think in addition to the data that Scott provided, the data [unintelligible] that was done by Peter O'Dwyer [sp] we still have a patient on the study with [unintelligible] 18 months out who has stable disease.

          So I think we have shown the that the drug has activity as a single agent in certain cancer types. [unintelligible] activity we think and believe in all tumor types when it's used in combination with other therapy. And that's why we're going forward [inaudible] going forward with two different approaches, one in combination but also to look at it as a single agent based on the activity we've seen in the phase one trials.

Tom Brown:

          Thank you, sirs.

Operator:

          Your next question is from Scott Herstin with U.S. Trust Company of Florida. Please go ahead with your follow-up questions.

Scott Herstin:

          Gentlemen, another question and I'm not sure I'm using the terms quite correctly, but what would you need to demonstrate in order to get the orphan drug designation which my understanding is that you then accelerate FDA approval or then proceed on a faster track for commercialization for a specific use, perhaps in this case thyroid cancer. Could you talk about that?

Dr. Dai Chaplin:

          [crosstalk] Yeah, I think that, you know, clearly if there's an incidence of disease that's relatively small in terms of instance rates where thyroid and some other types of cancer would fit into that bracket, then clearly one can go forward in terms of orphan drug status. That gives you the possibility of going forward on a fast track basis. And then once it's approved, clearly it can be used off label for other diseases but it provides a way of fast tracking the drug in certain disease types and clearly that's a possibility which we're looking at based on the data we've seen in the phase one trial.

Scott Herstin:

          OK, thank you.

Operator:

          If there are any additional questions, please press the one followed by the four on your telephone.

          The next question is from James Ladoucer, a private investor. Please go ahead with your follow up.

James Ladoucer:

          Hello, I have a question for Dr. Nordenvall. You mentioned as a result of refocusing the company towards vascular targeting that you decided to stop the development of Daclopermine [sp]. Could you comment on that? Why you decided to do so?

Dr. Bjorn Nordenvall:

          Yes. The reason is this is a clear business decision we have taken. Earlier this year we out licensed other internal technology and we are strategically moving the company now, focusing entirely on Combridistatin and our vascular targeting technology. What we will do now is to consider out licensing [unintelligible] also now for the Daclopermine and these discussions have now started.

James Ladoucer:

          Thanks.

Operator:

          Once again, if there are any additional questions, please press the one followed by the four.

          I am showing no further questions at this time. Please continue with your presentation or any closing remarks you may have.

Dr. Bjorn Nordenvall:

          Thank you.

Dr. Bjorn Nordenvall:

          Thank you all for participating in today's conference call and a special thanks to Dr. Scott Remick for taking this time to join us today to discuss the significant findings. Obviously [unintelligible] Combridistatin A4 products. We hope that today's conference has been useful and we look forward to updating you all on the progress being made at Oxigene. Good day.

Operator:

          Ladies and gentlemen, that does conclude your conference call for today. You may all disconnect and thank you for participating.